UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2008
180 CONNECT INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-33670 (Commission File No.)	20-2650200 (IRS Employer Identification No.)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 395-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 18, 2008, 180 Connect Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DirecTV Enterprises, LLC, a Delaware limited liability company (“Purchaser”), and DTV HSP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Purchaser (the “Merger”). Purchaser is owned by The DirecTV Group, Inc. The Company provides installation and maintenance services to DirecTV, Inc., another wholly-owned subsidiary of The DirecTV Group, Inc., which accounted for 84% of the Company’s consolidated revenues for the year ended December 31, 2007. The Company’s relationship with DirecTV, Inc. and the terms of the Home Services Provider agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
     At the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company (the “Common Stock”), other than shares held in the Company’s treasury or owned by Merger Sub, Purchaser or any direct or indirect wholly owned subsidiary of Purchaser or of the Company or owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive $1.80 in cash (the “Merger Consideration”). At the Effective Time, each outstanding option, stock appreciation right (“SAR”), restricted stock unit (“RSU”) and warrant, whether or not exercisable or vested, shall be cancelled. Each holder of an outstanding option, SAR or warrant as of the Effective Time, whether or not exercisable or vested, shall be entitled to receive in exchange for the cancellation of such option, SAR or warrant an amount in cash equal to the product of (i) the aggregate amount of shares issuable upon exercise or vesting, as applicable, of such option, SAR or warrant and (ii) the per share Merger Consideration less the applicable exercise price of such option, SAR or warrant, subject to applicable withholding requirements. Each holder of an outstanding RSU as of the Effective Time shall be entitled to receive in exchange for the cancellation of such RSU an amount in cash equal to the product of (i) the aggregate amount of shares issuable upon vesting of such RSU and (ii) the Merger Consideration, subject to applicable withholding requirements. Each of the exchangeable shares of 180 Connect Exchangeco Inc., a subsidiary of the Company, will be exchanged immediately prior to the Effective Time into a share of common stock of the Company.
     The Company has made customary representations, warranties and covenants in the Merger Agreement, which generally expire at the Effective Time.
     In addition, the Merger Agreement contains a “go-shop” provision pursuant to which the Company has the right to solicit, initiate or encourage any Acquisition Proposal (as such term is defined in the Merger Agreement), engage in any discussions or negotiations regarding an Acquisition Proposal, disclose any non-public or business information relating to the Company or any of its subsidiaries to any person in connection with an Acquisition Proposal, or enter into any letter of intent or agreement relating to an Acquisition Proposal until 12:01 a.m. on May 19, 2008 (the “No-Shop Period Start Date”). After the No-Shop Period Start Date, the Company may continue discussions with any third party from which the Company has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date (an “Excluded Party”), that, prior to the No-Shop Period Start Date, the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as such term is defined in the Merger Agreement).
     Except with respect to Excluded Parties, from the No-shop Period Start Date, the Company may not solicit, initiate or encourage any Acquisition Proposal, engage in any discussions or negotiations regarding an Acquisition Proposal, disclose any non-public or business information relating to the Company or any of its subsidiaries to any person in connection with an Acquisition Proposal, or enter into any letter of intent or agreement relating to an Acquisition Proposal. The “no-shop” provision is subject to a “fiduciary out” provision that allows the Company to provide information and participate in discussions with respect to unsolicited Acquisition Proposals with respect to which, among other conditions set forth in the Merger Agreement, the Company’s Board of Directors determines in good faith, after consultation with its financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal.

     Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including approval of the Merger Agreement by the Company’s stockholders and other customary closing conditions. The parties expect to close the transaction during the third quarter of 2008.
     The Merger Agreement may be terminated by the mutual agreement of the Company and Purchaser or by either party if the Merger is not consummated on or before September 30, 2008 for reasons other than breach of the Merger Agreement by the terminating party, if the Merger is or becomes legally prohibited, or if the Merger is not approved by the Company’s shareholders. The Merger may be terminated by Purchaser if the Board of Directors of the Company has changed its recommendation of approval of the Merger Agreement, approved or recommended or announced a neutral position with respect to any Acquisition Proposal, failed to reaffirm its recommendation of the Merger Agreement and the Merger, or resolved to do any of the foregoing (each, an “Acquisition Proposal Termination”). In addition, the Merger may be terminated by Purchaser if the Company has materially breached its representations, warranties or covenants in the Merger Agreement. The Merger Agreement may be terminated by the Company if its Board of Directors has authorized the Company to enter into an agreement with respect to a Superior Proposal (a “Superior Proposal Termination”) or if Purchaser or Merger Sub has materially breached their representations, warranties or covenants in the Merger Agreement.
     The Merger Agreement provides that, upon termination by Purchaser under specified circumstances in connection with an Acquisition Proposal Termination or by the Company in connection with a Superior Proposal Termination, the Company would be required to (a) pay Purchaser a termination fee (the “Termination Fee”) in the amount of $500,000, and (b) reimburse Purchaser for its expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an amount equal to $2,000,000 (the “Transaction Expenses”).
     The Merger Agreement further provides that if the Merger Agreement is terminated due to (i) failure to consummate the Merger prior to September 30, 2008, (ii) the Company’s shareholders not approving the Merger, or (iii) a material breach by the Company of its representations, warranties or covenants, and (A) prior to termination a third party had made an Acquisition Proposal, and (B) within twelve months of termination the Company enters into an agreement relating to an Acquisition Proposal or a third party commences a tender offer or exchange offer for 50% or more of the Company’s common stock, the Company would be required to pay Purchaser the Termination Fee and reimburse Purchaser for the Transaction Expenses.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.
     A special committee of the Board of Directors comprised entirely of independent and disinterested directors (the “Special Committee”) engaged SMH Capital Inc. and William Blair & Co. to serve as financial advisors to the Special Committee. On April 17, 2008, William Blair & Co. delivered an opinion to the Special Committee that as of the date of the opinion, the Merger Consideration to be received by holders of the Company’s common stock is fair to such holders from a financial point of view.
     The Merger requires the approval of holders of a majority of the Company’s outstanding shares. Certain stockholders of the Company have entered into agreements with Purchaser (the “Voting Agreements”) covering approximately 15.6% of the outstanding voting power of the Company. Pursuant to the Voting Agreements, such stockholders have granted proxies to Purchaser to vote their shares at any stockholders meeting held for the purpose of approving the Merger. The Voting Agreements are subject to termination in the event the Merger Agreement is terminated. The foregoing summary of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement attached as Exhibit 99.1 and incorporated herein by reference.
     The Merger Agreement has been included as an exhibit to this filing to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
     In a separate transaction to which the Company is not a party, Merger Sub entered into an Asset Purchase and Exchange Agreement (the “UniTek Agreement”) with UniTek USA, LLC (“UniTek”) pursuant to which Merger Sub has agreed to sell, upon the consummation of the Merger, the Company’s cable services business and its satellite installation services business in specified markets to UniTek in exchange for certain of UniTek’s satellite installation services in specified markets and a cash payment.
     In addition, on April 18, 2008, the Company, Merger Sub and UniTek entered into a cooperation agreement (the “Cooperation Agreement”) pursuant to which the Company agreed to, at the request of Merger Sub or UniTek, afford to UniTek and its representatives prompt, reasonable access during normal business hours to all of the Company’s properties, books, contracts, commitments, personnel and records to the extent related to or used in the businesses being sold to UniTek and, to furnish information concerning those businesses to UniTek, as UniTek may from time to time reasonably request and to use commercially reasonable efforts to cooperate with and assist UniTek, at its request and sole expense, in connection with any modification of UniTek’s existing senior credit facilities in connection with the transactions contemplated by the UniTek Agreement. The Cooperation Agreement terminates upon the earlier of the Effective Time or the termination of the Merger Agreement. The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Cooperation Agreement attached as Exhibit 2.2 and incorporated herein by reference.
Important Additional Information will be Filed with the SEC:
     In connection with the proposed Merger, the Company will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the Merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to 180 Connect, Inc., 6501 E. Belleview Avenue, Englewood, Colorado 80111, Attention: Chief Financial Officer, telephone: (303) 395-6088, or from the Company’s website, located at www.180connect.net.
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2007. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.
Item 7.01 Regulation FD Disclosure.
     On April 18, 2008, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 18, 2008, among DirecTV Enterprises, LLC, DTV HSP Merger Sub, Inc., and 180 Connect Inc.

2.2	Cooperation Agreement, dated as of April 18, 2008, among DTV HSP Merger Sub, Inc., 180 Connect Inc. and UniTek USA, LLC

99.1	Form of Voting Agreement

99.2	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

180 CONNECT INC.
By:	/s/ Steven Westberg
Steven Westberg
Chief Financial Officer

Dated: April 18, 2008